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                     INDO-PACIFIC ENERGY LTD.
                Suite 1200-1090 West Pender Street
                    Vancouver, B.C.   V6E 2N7
         Telephone: 604-682-6496, Facsimile: 609-609-3363



March 19, 1998

                                   FAX: 202-942-9528

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C.   20549

Attention: Ms. Elizabeth Quigley, Special Counsel

                              RE:  Indo-Pacific Energy Ltd.
                                   ("Indo"), Form 10 Filing, File
                                   No: 0-29344


Dear Ms. Quigley:

     Further to our conversation of March 18, 1998, Indo withdraws the Form 10 and Amendment No. 1 to the Form 10 filed with the Securities and Exchange Commission.



                              Yours truly,


                              /s/ Gary A. MacDonald
                              Direct Line: (604) 609-3360
                              E.mail: gmac@iremco.com


cc: Conrad Lysiak, Fax: 509-747-1770
    Mark Katsumata
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